Exhibit 3.6

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ALLIANCE RESOURCE PARTNERS, L.P.

This Amended and Restated Certificate of Limited Partnership of Alliance Resource Partners, L.P. (the “Partnership”), dated as of July 28, 2017, has been duly executed and is being filed by the general partner in accordance with the provisions of Section 17-210 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), to amend and restate in its entirety the Certificate of Limited Partnership of the Partnership, which was filed on May 17, 1999 with the Secretary of State of the State of Delaware.

1.              The name of the limited partnership is ALLIANCE RESOURCE PARTNERS, L.P.

2.              The address of the registered office of the Partnership in the State of Delaware required to be maintained by Section 17-104 of the Act is:

Cogency Global Inc.

850 New Burton Road Suite 201

Dover, DE 19904

The name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address is:

Cogency Global Inc.

850 New Burton Road Suite 201

Dover, DE 19904

3.              The name and business address of the General Partner is as follows:

Alliance Resource Management GP, LLC

1717 South Boulder Avenue, Suite 400

Tulsa OK 74119

WHEREFORE, the undersigned has executed this Certificate as of the 28th day of July, 2017.

ALLIANCE RESOURCE MANAGEMENT GP, LLC
as General Partner

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General
Counsel and Secretary

Signature Page to Amended & Restated Certificate of Limited Partnership